PMV Pharmaceuticals Reports Full Year 2024 Financial Results and Corporate Highlights

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Enrollment on track in Phase 2 pivotal portion of PYNNACLE clinical trial evaluating rezatapopt as monotherapy in patients with TP53 Y220C and KRAS wild-type advanced solid tumors; more than 90% of sites activated across the U.S., Europe, U.K., and Asia-Pacific; interim analysis data expected mid-2025

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Enrollment commenced in the MD Anderson Cancer Center investigator-initiated Phase 1b study evaluating rezatapopt monotherapy and in combination with azacitidine in patients with relapsed or refractory AML/MDS harboring a TP53 Y220C mutation

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Cash, cash equivalents, and marketable securities of $183.3 million as of December 31, 2024 providing expected cash runway to end of 2026

PRINCETON, N.J., March 3, 2025 - PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology clinical-stage company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53, today reported financial results for the full year ended December 31, 2024, and provided a corporate update.

“PMV demonstrated excellent execution in 2024 with the continued advancement of the pivotal, Phase 2 portion of the PYNNACLE trial, and we look forward to providing data from an interim analysis in the middle of this year,” said David Mack, Ph.D., President and Chief Executive Officer of PMV Pharma. “We continue to explore additional settings where rezatapopt may have utility and are pleased to have recently started enrolling patients in an investigator led Phase 1b study in patients with relapsed/refractory acute myeloid leukemia or myelodysplastic syndrome harboring a TP53 Y220C mutation.”

PYNNACLE Phase 2 Monotherapy Update:

Enrollment is on track in the Phase 2 monotherapy portion of the PYNNACLE clinical trial. The multicenter, single-arm, registrational, tumor-agnostic Phase 2 trial is assessing rezatapopt as monotherapy at a dose of 2000 mg once-daily in patients with TP53 Y220C and KRAS wild-type advanced solid tumors. The primary endpoint is overall response rate per blinded independent central review. The trial is designed to enroll 114 patients across five cohorts at approximately 60 sites. Site activation is progressing well, with more than 90% of sites activated across the U.S., Europe, U.K., and Asia-Pacific. PMV Pharma plans to provide data from the interim analysis of the Phase 2 monotherapy portion of PYNNACLE in the middle of 2025 and anticipates a New Drug Application submission by the end of 2026.

Full Year 2024 and Recent Corporate Highlights:

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Announced a collaboration with MD Anderson Cancer Center and Memorial Sloan Kettering Cancer Center to support an investigator-initiated Phase 1b study in approximately 25 patients with relapsed or refractory acute myeloid leukemia (AML)/myelodysplastic syndrome (MDS) harboring a TP53 Y220C mutation. The study is designed to assess the safety, tolerability, pharmacokinetics, and preliminary efficacy of rezatapopt monotherapy and in combination with azacitidine within this high unmet medical need patient population. Enrollment in the study has commenced.

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PYNNACLE Phase 1 data of rezatapopt in advanced ovarian cancer patients featured in a late-breaking oral presentation at the 2024 Society for Gynecologic Oncology Annual Meeting on Women’s Cancer. Of the 15 patients in the efficacy evaluable population, seven patients achieved a confirmed partial response (PR) with a seven-month median duration of response and a favorable safety profile.

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PYNNACLE Phase 1 data of rezatapopt in advanced breast cancer patients featured in a poster presentation at the 2024 San Antonio Breast Cancer Symposium. Of the eight patients in the efficacy evaluable population, three patients achieved a confirmed PR with a favorable safety profile.

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Rezatapopt food-effect data were presented during a poster session at the 2024 American College of Clinical Pharmacology Annual Conference.

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Paper published in ACS Medicinal Chemistry Letters describing the discovery of rezatapopt. The paper titled, “Discovery of Rezatapopt (PC14586), a First-in-Class, Small-Molecule Reactivator of p53 Y220C Mutant in Development” can be accessed here.

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Announced a partnership with Foundation Medicine to develop FoundationOne®CDx, a tissue-based comprehensive genomic profiling test as a companion diagnostic for rezatapopt.

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Discontinued enrollment in the combination arm of the Phase 1b PYNNACLE trial evaluating rezatapopt and Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab). At the maximum tolerated dose of rezatapopt 500 mg once-daily in combination with pembrolizumab 200 mg every three weeks, patients did not experience a clinically meaningful benefit, informing the decision to discontinue enrollment in the combination arm.

Fiscal Year 2024 Financial Results

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As of December 31, 2024, PMV Pharma had $183.3 million in cash, cash equivalents, and marketable securities, compared to $228.6 million at December 31, 2023. Net cash used in operations was $51.3 million for the year ended December 31, 2024, compared to $55.7 million for the year ended December 31, 2023.

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Net loss for the year ended December 31, 2024, was $58.7 million compared to $69.0 million for the year ended December 31, 2023.

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Research and development (R&D) expenses were $58.5 million for the year ended December 31, 2024, compared to $55.9 million for the year ended December 31, 2023. The increase in R&D expenses was primarily related to clinical expenses for advancing rezatapopt, the Company’s lead drug candidate.

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General and administrative (G&A) expenses were $26.9 million for the year ended December 31, 2024, compared to $24.2 million for the year ended December 31, 2023. The increase in G&A expenses was primarily due to facility-related costs for the relocation of the Company's lab and office space, offset by reductions in headcount.

KEYTRUDA® (pembrolizumab) is a registered trademark of Merck Sharp & Dohme LLC., a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About Rezatapopt

Rezatapopt (PC14586) is a first-in-class, small molecule p53 reactivator designed to selectively bind to the pocket in the p53 Y220C mutant protein, restoring the wild-type tumor-suppressor function. The U.S. Food and Drug Administration (FDA) granted Fast Track designation to rezatapopt for the treatment of patients with locally advanced or metastatic solid tumors with a TP53 Y220C mutation.

About the PYNNACLE Clinical Trial

The ongoing Phase 1/2 PYNNACLE clinical trial is evaluating rezatapopt in patients with advanced solid tumors harboring a TP53 Y220C mutation. The primary objective of the Phase 1 portion of the trial was to determine the maximum tolerated dose and recommended Phase 2 dose (RP2D) of rezatapopt when administered orally to patients. Safety, tolerability, pharmacokinetics, and effects on biomarkers were also assessed. In Phase 1, an overall response rate of 38% (6/16 evaluable patients) was achieved at the RP2D of 2000 mg daily reflective of the Phase 2 patient population (TP53 Y220C and KRAS wild-type). The median duration of response was seven months. The Phase 2 monotherapy portion is a registrational, single-arm, expansion basket clinical trial comprising five cohorts (ovarian, lung, breast, endometrial cancers, and other solid tumors) with the primary objective of evaluating the efficacy of rezatapopt at the RP2D in patients with TP53 Y220C and KRAS wild-type advanced solid tumors.

For more information about the Phase 1/2 PYNNACLE clinical trial, refer to www.clinicaltrials.gov (NCT trial identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. TP53 mutations are found in approximately half of all cancers. Our co-founder, Dr. Arnold Levine, established the field of p53 biology when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize more than four decades of p53 biology, PMV Pharma combines unique biological understanding with a pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for rezatapopt, including our ability to obtain approval as a treatment option on a tumor-agnostic basis and as a monotherapy or in combination with other agents, including with azacitidine, expectations regarding timing for interim data readouts and ongoing status of the Phase 2 portion of the PYNNACLE trial, our expectation, anticipation and timing of New Drug Application filing(s) with the U.S. Food and Drug Administration for the current clinical trial for rezatapopt, the current and future enrollment of patients in our clinical trials, including the expected number of patients to be enrolled in our clinical trials, the timing, progress and activation of sites for our clinical trials, collaboration with and plans for the MD Anderson Cancer Center and Memorial Sloan Kettering Cancer Center investigator-initiated Phase 1b study evaluating the combination of rezatapopt and azacitidine, and the timing and expectations with respect to our projected cash runway. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as a clinical stage company, the potential for clinical trials of rezatapopt or any future clinical trials of other product candidates to differ from preclinical, preliminary, interim or expected results, the Company’s ability to fund operations, and the impact that a global pandemic, other public health emergencies or geopolitical tensions or conflicts may have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2025 and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

PMV Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$40,876	$37,706
Restricted cash	—	822
Marketable securities, current	128,578	165,351
Prepaid expenses and other current assets	6,204	3,530
Total current assets	175,658	207,409
Property and equipment, net	409	10,666
Marketable securities, noncurrent	13,843	25,505
Right-of-use assets	1,143	8,382
Other assets	235	190
Total assets	$191,288	$252,152
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,579	$3,237
Accrued expenses	7,439	9,940
Operating lease liabilities, current	352	852
Total current liabilities	14,370	14,029
Operating lease liabilities, noncurrent	838	12,434
Total liabilities	15,208	26,463
Stockholders’ equity:
Additional paid-in capital	544,653	535,468
Accumulated deficit	(368,712)	(310,003)
Accumulated other comprehensive loss	139	224)
Total stockholders' equity	176,080	225,689
Total liabilities and stockholders’ equity	$191,288	$252,152

PMV Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Year Ended
	December 31, 2024	December 31, 2023	December 31, 2022
Operating expenses:
Research and development	$58,527	$55,885	$51,988
General and administrative	26,921	24,247	25,052
Total operating expenses	85,448	80,132	77,040
Loss from operations	(85,448)	(80,132)	(77,040)
Other income:
Interest income, net	10,655	11,171	3,627
Other income (expense), net	(16)	3	87
Total other income	10,639	11,174	3,714
Loss before provision (benefit) for income taxes	(74,809)	(68,958)	(73,326)
Provision (benefit) for income taxes	(16,100)	2	(9)
Net loss	(58,709)	(68,960)	(73,317)
Unrealized (loss) gain on available for sale investments, net of tax	(50)	635	(367)
Foreign currency translation (loss) gain	(35)	34	—
Total other comprehensive (loss) income	(85)	669	(367)
Total Comprehensive loss	$(58,794)	$(68,291)	$(73,684)
Net loss per share -- basic and diluted	$(1.14)	$(1.44)	$(1.61)
Weighted-average common shares outstanding	51,578,807	48,014,645	45,594,824

Investors Contact:
Tim Smith
Senior Vice President, Head of Corporate Development and Investor Relations
investors@pmvpharma.com

Media Contact:
Kathy Vincent
Greig Communications
kathy@greigcommunications.com